EXHIBIT 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP. ANNOUNCES

$420 MILLION SECURITIZATION

Newport Beach, Calif., September 22, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced the closing of a $420 million offering of automobile receivable backed securities issued via UPFC Auto Receivables Trust 2004-A. The securities have been rated (AAA) by Standard & Poor’s and Moody’s Investors Service. Deutsche Bank Securities was the sole underwriter for the offering. The surety in the transaction was Ambac Assurance Corporation.

This transaction represents UPFC’s first securitization of automobile receivables and is a key element in the execution of the Company’s strategic plan to shift the funding source of its business to the public capital markets. The Company has historically funded its business, in part, with retail and wholesale insured bank deposits, and the securitization is part of the Company’s previously announced plan to exit the Bank’s federal thrift charter. In connection with this strategic plan, the Bank has entered into definitive agreements to sell all of its branches and deposits and is in the process of exiting the insurance premium finance business.

UPFC, a specialty finance company, originates and acquires for investment retail automobile installment sales contracts. UPFC conducts its automobile finance business through United Auto Credit Corporation, which purchases and holds for investment nonprime automobile installment sales contracts, or automobile contracts, originated by independent and franchised dealers of used automobiles. United Auto Credit Corporation has 78 branch offices in 26 states.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Other potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.